Exhibit 21

List of Subsidiaries of Booz Allen Hamilton Holding Corporation

Name	Jurisdiction of Organization
Booz Allen Cyber Solutions, LLC	Delaware
Booz Allen Hamilton Consulting Pte. Ltd.	Singapore
Booz Allen Hamilton (Dubai) Limited	Dubai, UAE
Booz Allen Hamilton Egypt, LLC	Egypt
Booz Allen Hamilton Engineering Holding Co., LLC	Delaware
Booz Allen Hamilton Engineering Services, LLC	Delaware
Booz Allen Hamilton Lebanon S.a.r.l.	Lebanon
Booz Allen Hamilton Inc.	Delaware
Booz Allen Hamilton Intellectual Property Holding, LLC	Delaware
Booz Allen Hamilton International, Inc.	Delaware
Booz Allen Hamilton International Pte. Ltd.	Singapore
Booz Allen Hamilton International (U.K.) Ltd.	United Kingdom
Booz Allen Hamilton Investor Corporation	Delaware
Booz Allen Hamilton Saudi Arabia, LLC	Saudi Arabia
Booz Allen Hamilton Singapore Holding Company Pte. Ltd.	Singapore
Booz Allen Hamilton Singapore LP	Singapore
Booz Allen Hamilton Tanzania Limited	Tanzania
Epidemico, Inc.	Delaware
Epidemico Limited	Ireland
PT Booz Allen Hamilton Indonesia	Indonesia
SDI Technology Corporation	Virginia